Exhibit 10.1

March 12, 2020

John L. Gainer, PhD

125 Cameron Lane

Charlottesville, VA 22903

Dear John:

In a communication dated February 2, 2020, you announced to the Board of Directors of Diffusion Pharmaceuticals Inc. ("Board") your intent to retire from Diffusion Pharmaceuticals Inc. ("Company"). The Company has accepted your retirement. This letter termination agreement and general release ("Agreement") will confirm the separation from employment of Dr. John L. Gainer ("you" or "your") from the Company, under the following terms and conditions:

1.     Separation from Employment. Your employment with the Company will terminate as of the date you sign this Agreement below (the "Separation Date"). You will receive your regular pay and benefits through the Separation Date. Any bonus for the year 2019 will also be paid. You will be entitled to the Accrued Benefits (as such term is defined in Section 4.2.1 of the Employment Agreement entered into as of October 18, 2016 between the Company and you ("Employment Agreement")). You and the Company agree that you are not entitled to any further compensation or benefits other than such Accrued Benefits and any bonus for the year 2019.

2.     Consulting Agreement. As you requested, the Company is entering into a consulting agreement with you on or around the date of this Agreement ("Consulting Agreement"). In addition, the Board acknowledges your desire to remain on the Board, and you understand that any re-nomination to the Board for a subsequent term or terms will be within the purview of the Board' s Nominating and Corporate Governance Committee. You will receive the same yearly compensation (cash/options) as the other non-Diffusion employee members of the Board of Directors do, which will consist solely of (i) annual cash compensation of $35,000, payable evenly over the course of the year, (ii) annual discretionary stock options as shall be determined by the Compensation Committee of the Board in its sole discretion, and (iii) at the Board's sole discretion, payments for annual committee membership depending on committee participation.

Gainer Separation Letter	Page 2

3.     Options. As of the Separation Date, (i) you hold options (the "Options") to purchase a total of 258,501 shares of the Company's common stock, par value $0.001 per share ("Common Stock") that were granted to you under the Diffusion Pharmaceuticals Inc. 2015 Equity Incentive Plan or other plans (collectively, as amended and/or restated from time to time, the " Plans"), (ii) Options covering 58,046 shares of Common Stock in the aggregate are vested and exercisable and (iii) Options covering 200,455 shares of Common Stock in the aggregate are not vested. Conditioned upon your execution of this Agreement , (a) all of your Options that are outstanding and unvested as of the Separation Date shall become immediately vested and exercisable and (b) all of your Options that are outstanding and vested as of the Separation Date (including those Options that become vested under clause (a) of this sentence) shall remain exercisable in accordance with their respective terms until the expiration date stated in the applicable Option agreement and the Plan (generally, the tenth anniversary of the grant date of the applicable Option).

4.     Complete General Release of Claims. In consideration of the Company entering into the Consulting Agreement, and other good and valuable consideration to which you would not otherwise be entitled, you (on behalf of yourself, and your heirs, executors, and assigns) hereby irrevocably release and discharge the Company and its past, present and future subsidiaries, divisions, affiliates and parents; each of their respective current and former officers, directors , shareholders, employees, attorneys, agents , benefit plans, and/or owners, in their individual and official capacities; and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the

"Released Parties" ) from any and all claims and/or causes of action, known or unknown , contingent or noncontingent, accrued or unaccrued, which you may have or could claim to have against the Released Parties up to and including the date you sign this Agreement. The general release in this paragraph includes, but is not limited to, (i) all claims arising from or during your employment or as a result of the termination of your employment with any of the Released Parties, (ii) all claims arising under federal, state or local laws prohibiting employment discrimination based upon race, age, sex, religion, disability, color, national origin or any other protected characteristic , including without limitation under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Virginia Human Rights Act, and the Virginians with Disabilities Act, and (iii) all claims arising under any federal, state, or local statute , rule, regulation or ordinance (including without limitation under the Virginia genetic testing and nondiscrimination law (Va. Code Ann§ 40.1-28.7:1), the Virginia HIV/AIDS confidentiality law (Va. Code Ann§ 32.1-36.1), the Virginia equal pay law (Va. Code Ann§ 40.1-28.6), and the Virginia statute on release of an employee's personal identifying information (Va. Code Ann

§ 40.1-28.7:4)) or under the common law of any jurisdiction. It is the intention of you and the

Company that the language relating to the description of released claims in this Section shall be given the broadest possible interpretation permitted by law. It is understood that nothing in this Agreement is to be construed as an admission on behalf of the Released Parties of any wrongdoing.

5.     Covenant Not to Sue. You agree and covenant not to institute or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising or asserting any claim(s) barred or released by this Agreement. You understand that nothing in this Agreement precludes you from filing a charge with, cooperating with, communicating with , or providing information to the U.S. Equal Employment Opportunity Commission, U.S. Securities and Exchange Commission, or other government agency, or in connection with any proceedings by any such agency. You agree, however, that you will not seek or accept any relief obtained on your behalf by an y government agency, private party, class, or otherwise with respect to any claims released in this Agreement, provided that this Agreement does not limit your right to receive an award for information provided to any government agency.

Gainer Separation Letter	Page 3

6.     Continuing Obligations.

(a)     Surviving Provisions of the Employment Agreement. You acknowledge and agree that you remain bound by, and will abide by, Article 1, Article 5, Section 2.1, and Sections 4.4 through 4.17 of the Employment Agreement, which remain in effect. Without limiting the generality of the foregoing, you specifically agree that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by you, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of your service with the Company or any of its affiliates (whether before or after the Separation Date), (ii) at the direction or request of the Company or any of its affiliates, or (iii) through the use of, or that is related to, facilities, equipment, confidential information, other invent ions, intellectual property, or other resources of the Company or any of its affiliates, are works made for hire as defined under the United States copyright law and shall be considered a Work for purposes of the Employment Agreement.

(b)     Return of Property. You represent that you have returned (and have not retained) in good working condition any and all property, equipment, documents, and other information, confidential or otherwise, of the Company or any of its affiliates that was in your possession, custody, or control, except as necessary in connection with the performance of services under the Consulting Agreement.

(c)     Material Non-Public Information. You acknowledge that the Company is a reporting company under the Securities Exchange Act of 1934, as amended, and its equity securities are currently traded on the NASDAQ Capital Market. You hereby acknowledge and agree that you shall not (i) trade in the securities of the Company while in possession of material, non-public information regarding the Company or (ii) communicate any such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Gainer Separation Letter	Page 4

7.     Miscellaneous. You and the Company acknowledge and agree that this Agreement will be governed by the substantive laws of the State of Virginia, irrespective of conflicts of law principles, and you and the Company hereby agree that all disputes arising under or relating to this Agreement or the Consulting Agreement shall be resolved in accordance with Sections 5.2 and 5.3 of the Employment Agreement. This Agreement represents the total and complete understanding between you and the Company with respect to the subject matter hereof and supersedes all other prior or contemporaneous written or oral agreements or representations, if any, relating to such subjects. This Agreement may be modified only by a writing signed by both you and the Company. No waiver by you or the Company of any breach by the other party is to be deemed a waiver of any other provisions at any time. The Company, but not you, may assign its rights and obligations under this Agreement, and such rights and obligations inure to the benefit of, and are binding upon, the Company ' s successors and permitted assigns . You and the Company intend that the terms of this Agreement be considered severable, such that if any provision of this Agreement is adjudged to be invalid for whatever reason, such invalidity will not affect any other clause of this Agreement, and such clauses will remain in full force and effect. The principle of construction that all ambiguities are to be construed against the drafter will not be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any party. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in "portable document format," each of which shall be an original and which taken together shall constitute one and the same document.

Gainer Separation Letter	Page 5

Please sign the enclosed copy of this letter in the space provided and return it to me. By signing this Agreement, you acknowledge that you have carefully reviewed this Agreement, that you have had an opportunity to consult with counsel of your choice, that you have entered into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, that you have been afforded an adequate time to review carefully the terms of this Agreement, that you are releasing any claims that you may have against the Company and related entities , and that this Agreement will not be deemed void or avoidable by claims, of duress, deception, mistake of fact, or otherwise.

Sincerely, /s/ David Kalergis David Kalergis Chief Executive Officer

I have reviewed the Agreement as set forth above and, intending to be legally bound by my signature below, knowingly and voluntarily accept all of its terms and conditions.

/s/ John L. Gainer John L. Gainer	March 12, 2020 Date